Exhibit 5.1
Fulbright & Jaworski L.L.P.
A Registered Limited Liability Partnership
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201-2784
www.fulbright.com

Telephone: (214) 855-8000	Facsimile: (214) 855-8200
August 3, 2007
Rent-A-Center, Inc.
5501 Headquarters Drive
Plano, Texas 75024
     Re: Rent-A-Center, Inc. – Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as counsel for Rent-A-Center, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, covering the registration of (i) $10,000,000 of unsecured general obligations of the Company to pay deferred compensation and other amounts (the “Deferred Compensation Obligations”) of the Company, which may hereafter be issued pursuant to the Rent-A-Center, Inc. Deferred Compensation Plan (the “Plan”), and (ii) 1,500,000 shares of the Company’s common stock, par value $0.01 per share, which may hereafter be distributed pursuant to the Plan.
     In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of our opinion, including: (i) the Company’s Certificate of Incorporation and all amendments thereto, (ii) the Company’s Amended and Restated Bylaws, as amended, (iii) the applicable minutes of meetings or consents in lieu of meetings of the Company’s board of directors (the “Board”) and the Compensation Committee of the Board, and (iv) the Plan.
     For the purposes of expressing the opinion hereinafter set forth, we have assumed: (i) the genuineness of all signatures and documents; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to the originals of all documents submitted to us as copies; (iv) the correctness and accuracy of all facts set forth in the documents referred to in this opinion letter; and (v) compliance in the future with the terms of the Plan by the Company and its employees, officers, the Board and any committees appointed to administer the Plan.
     Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that the Deferred Compensation Obligations, when established in accordance with the terms and conditions of the Plan, will be valid and binding obligations of the Company, except as may be limited or affected by (i) bankruptcy, insolvency, reorganization, moratorium, liquidation, rearrangement, probate, conservatorship, fraudulent transfer, fraudulent conveyance
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Rent-A-Center, Inc.
August 3, 2007

and other similar laws (including court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors generally, (ii) the refusal of a particular court to grant (a) equitable remedies, including, without limiting the generality of the foregoing, specific performance and injunctive relief, or (b) another remedy available at law, admiralty or in equity, (iii) general principles of equity (regardless of whether such remedies are sought in a proceeding in equity, admiralty or at law), and (iv) judicial discretion.
     Our opinion herein is limited in all respects to the laws of the State of Texas, the General Corporation Law of the State of Delaware, which includes those statutory provisions as well as all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, and the federal laws of the United States of America, and we do not express any opinion as to the applicability of or the effect thereon of the laws of any other jurisdiction. We express no opinion as to any matter other than as set forth herein, and no opinion may be inferred or implied herefrom.
     This firm consents to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Fulbright & Jaworski L.L.P.

FULBRIGHT & JAWORSKI L.L.P.